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                                                                    EXHIBIT 99.1

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MessageMedia Completes Acquisition of Revnet Systems Inc.

BOULDER, COLO -- August 10, 1999 - MessageMedia Inc. (NASDAQ: MESG), a leading provider of e-mail-based customer relationship management and direct marketing services, announced today it has completed the acquisition of Revnet Systems Inc. of Huntsville, AL. Revnet Systems stockholders approved all terms and conditions of the agreement. Early last June, MessageMedia originally announced its intent to acquire Revnet Systems, a leading developer and supplier of e-mail marketing software and services.

ABOUT MESSAGEMEDIA INC.

MessageMedia (NASDAQ: MESG) is a leading provider of e-mail-based customer relationship management and direct marketing services. The Company offers a comprehensive suite of outsource messaging services for information delivery, e-commerce services, permission-based direct marketing and ongoing customer communications using industry standard Internet protocols. MessageMedia's customer portfolio includes clients from the financial services, publishing, direct marketing, retailing and electronic commerce industries. Clients include E*TRADE, Reader's Digest, GeoCities, Intuit, CMP Media, Yahoo!, Barclays Bank and Bertelsmann.

SOFTBANK and its affiliates own approximately 49% of the outstanding common stock of MessageMedia Inc. Pequot Capital Management, a Connecticut-based research-intensive investment firm with more than $5 billion in assets under management, is also a major investor in MessageMedia.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act. With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties. These risk factors include, but are not limited to, the integration of a new senior management team, MessageMedia's limited operating history, the integration of recent acquisitions, risks associated with pending and future acquisitions, the anticipated fluctuations in operating results, the uncertain acceptance of new services being offered, and undeveloped and rapidly changing market and other factors detailed in MessageMedia's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1998 and its most recent Quarterly Report on Form 10-Q. All companies and product names are trademarks of their respective owners. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. MessageMedia undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.